Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Michael L. Schmickle	Investor Relations:
EVP & Chief Financial Officer	Investorrelations@workflowmanagement.com
Workflow Management, Inc.	(561) 659-6551 ext. 461
(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT, INC.

ANNOUNCES AMENDMENT TO CREDIT FACILITY

COMPLETES DIVESTITURE OF DISCONTINUED OPERATIONS

•	Credit facility amendment modifies maturity dates, advance rates and certain financial covenants

•	Asset sales raise approximately $5.0 million for debt reduction and certain earn-out payments

•	Company exits folding box, flexible packaging and label manufacturing operations

Palm Beach, FL—August 6, 2003—Workflow Management, Inc. (NASDAQ: WORK) today announced both a definitive agreement that amends the Company’s credit facility and the divestiture of certain non-core print manufacturing operations.

Credit Facility Amendment

Workflow Management today announced that it has entered into a definitive agreement with its senior lenders that amends the Company’s credit facility. Under the terms of the amendment, the $50 million term loan originally due on December 31, 2003 now matures on May 1, 2004. The $16.8 million term loan and the approximately $100 million in availability asset-based revolver, both of which were originally due on June 30, 2005, now mature on August 1, 2004. In addition to modifying the maturity dates of the Company’s senior debt, the credit facility amendment also provides the Company with improved advance rates under the asset-based revolver on eligible accounts receivable and inventory.

“We are very pleased that the process of amending our credit facility is complete”, stated Gary W. Ampulski, President and Chief Executive Officer. “The credit facility now provides us with the flexibility to both implement our current business plan and, as previously announced, to pursue strategic and refinancing alternatives that will address our credit facility obligations on a more permanent basis.” Ampulski continued, “This process has been a significant team effort and has consumed considerable attention by management and our advisors. We are excited about redirecting our efforts to the opportunities inherent in our business. We are already focusing on recovering from the impact these distractions have had on our operations.”

As previously announced, at April 30, 2003, the Company had exceeded certain covenants in the credit facility that limited capital expenditures and the incurrence of restructuring costs. As part of the credit facility amendment, the Company’s senior lenders have waived these defaults. The amendment also modifies the calculation of EBITDA for credit facility covenant purposes to exclude the impact of the goodwill impairment and the results of discontinued operations and amends certain financial covenants for future periods in a manner consistent with the Company’s current business plan and forecasts.

As part of the credit facility amendment, the Company also changed the conditions under which its lenders may exercise warrants to purchase the Company’s common stock and agreed to modify the exercise schedule of the warrants. In addition, the Company agreed to increase the number of shares of its common stock potentially issuable upon exercise of these warrants.

Sale of Discontinued Operations

The Company also reported the successful divestiture of certain non-core print manufacturing operations. The assets and liabilities of the divested businesses, which have been excluded from the Company’s historical operating results and classified as discontinued operations, were sold to a financial buyer for $5.0 million in gross proceeds. After payment of expenses, the transaction generated net cash proceeds of approximately $4.9 million. Under the terms of the credit facility amendment discussed above, the Company will use these net proceeds to make certain earn-out payments that were due in May 2003 under purchase agreements for prior acquisitions and to reduce outstanding indebtedness under the credit facility.

“I am pleased that we have successfully completed the sale of our non-core operations,” stated Michael L. Schmickle, Chief Financial Officer. “Under the business plan adopted by our Board of Directors this past January, we determined that the long-term strategic direction of the Company was best served if we divested of certain print manufacturing businesses. The divestiture enables the Company to continue its focus on core competencies and generating operating cash flow.”

During its fiscal year ended April 30, 2003, the Company had recognized a $10.5 million loss, net of taxes, associated with the discontinued operations. The Company’s April 30, 2003 balance sheet reflected the operations held for sale at their estimated net realizable value of $5.0 million.

With the divestiture, Workflow has exited the print manufacturing of various types of specialty packaging, folding boxes and vinyl, flexographic and silkscreen labels and signs. Although the Company has discontinued their physical production, Workflow will continue to offer these printed products to its customers through its extensive vendor network and its broad North American print outsourcing and distribution capabilities.

About Workflow Management, Inc.

Workflow Management, Inc. is a leading provider of end-to-end print outsourcing solutions. Workflow services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and iGetSmart™—one the industry’s most comprehensive e-

procurement, management and logistics systems. Through custom combinations of these services, the Company delivers substantial savings to its customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow, customers streamline their operations and focus on their core business objectives. For more information, go to our website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; changes in customer purchasing patterns; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations; risks associated with pursuing and consummating refinancing and other strategic alternatives, including risks related to our inability to consummate a transaction; risks associated with future growth; risks associated with acquisitions; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.